Exhibit 10.1

September 17, 2026

Julien E. Capers

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Dear Julien,

On behalf of Palisade Bio, Inc. (“Palisade Bio” or the “Company”), I am pleased to offer you an opportunity to join the Company (the “Offer”) as Senior Vice President, General Counsel and Corporate Secretary reporting to JD Finley, Chief Executive Officer. Upon acceptance of the Offer your employment shall commence on Monday, September 28 (the “Start Date”).

You will be primarily responsible for duties including, but not limited to, the Company’s legal affairs, performing many of the functions traditionally associated with a General Counsel within a clinical-stage, publicly traded biotechnology company. You will provide strategic legal counsel while remaining highly hands-on, with particular responsibility for commercial and corporate contracting, securities and public-company matters, corporate governance, financings and strategic transactions, compliance, intellectual property oversight, employment matters, and management of outside counsel.

You will join Palisade Bio as Senior Vice President, General Counsel and Corporate Secretary, on a part-time basis, working 75% of a full-time schedule (approximately 30 hours per week, to be mutually confirmed prior to your start date). This position is classified as exempt from overtime under both federal and California law based on your duties and licensure as an attorney; as such, you will not be required to track hours worked.

Your initial base salary will be paid at a rate of 75% of $420,000 per year. Your base salary will be paid, subject to applicable payroll deductions and withholdings, on a semi-monthly basis in accordance with the Company’s regular payroll procedure. You should understand that your position has been classified as an exempt position under federal and state wage and hour law, and thus you will not be paid any overtime. Your base salary and performance will be reviewed annually by the Company’s Board of Directors or its Compensation Committee thereof (the “Board”) pursuant to the normal performance review policies and practices for similarly situated employees and may be adjusted from time to time as the Board deems appropriate in its sole discretion.

Palisade Bio anticipates transitioning you to a full-time SVP, General Counsel and Corporate Secretary position on October 19, 2026, subject to mutual agreement between you and the Company at that time. Upon transition to full-time status, and contingent on Board approval where applicable, you would be eligible for:

Full base salary of $420,000 annually; participation in Palisade Bio's annual bonus program at the target percentage then in effect for this role; and a grant of restricted stock units (RSUs), with the number of units and vesting schedule to be determined by the Board of Directors (or its Compensation Committee) at the time of transition.

Following your transition to full-time employment, you will be eligible to participate in our short-term annual cash incentive program at a target of 35% of your base salary. This bonus is typically paid, subject to applicable payroll deductions and withholdings, in the first quarter following the end of the calendar year. You must continue to be employed through the date that such bonus is paid in order to earn and receive such bonus. For the calendar year 2026, any bonus earned (if any) will be prorated based on your starting transition to full-time employment.

In addition, you will be eligible to receive an initial equity grant, valued at $1,055,000 at the time of the grant, in Restricted Stock Units (“RSUs”) of Palisade Bio, Inc. common shares, pursuant to the Palisade Bio, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”).

The RSUs will vest over four years, with one-fourth (1/4) of the total award vesting on the first anniversary of your full-time employment start date, and the remaining RSUs vesting in equal quarterly installments over the following three years, subject to your continued employment. Your entitlement to the RSU grant will be conditioned upon your signing of a Restricted Stock Unit Agreement and is subject to its terms and the terms of the Plan.

With your continued employment, you will be eligible to receive an annual equity-based grant, which may include stock options, restricted stock units, restricted shares, and/or any other equity-based awards, pursuant to the terms of the Company’s equity incentive plan. The actual amount of such a grant, if any, will be determined by the Board based upon the Company's performance and any other factors that the Board deems appropriate.

Upon your transition to a full-time employee, you also will be eligible to participate in Palisade Bio’s comprehensive healthcare and benefit program, subject to the terms, conditions and limitations of each benefit plan. Our benefits include medical, dental, vision, basic group life & personal accident insurance as well as participation in flexible spending accounts (I.R.C. Section 125 Plan). The Company will cover 100% of your monthly premium for you and your eligible dependents’ medical, dental and vision benefit costs.

In addition, employees may purchase voluntary group life and personal accident insurance, voluntary group short and long-term disability insurance at group rates. You also may participate in the PEO’s 401k plan and additional group rate programs listed on their portal. Further, you may also participate in the Company’s employee stock purchase plan (“ESPP”). Of course, the Company may change compensation and benefits from time to time in its discretion.

Palisade Bio has a flexible Vacation Program. Vacation is subject to the approval of your immediate supervisor and is subject to the terms and conditions of the Company’s vacation policy as in effect from time to time. The expectation is that you are accountable for your work and deliverables and will ensure the expectations of your job are met regardless of how much time you take off. The Company also generally observes 11 paid holidays each calendar year, subject to its holiday policy. The Company reserves the right to cancel or change its policies regarding vacation and/or holidays from time to time without amendment of this letter agreement.

Palisade Bio is an “at-will” employer. This means that both the employee and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. Employees may also be demoted or disciplined, and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this at-will employment relationship, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and signed by an officer of the Company and by the affected employee. Moreover, changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Notwithstanding the above, if you are terminated without Cause or resign for Good Reason within six (6) months of your Start Date, you will be entitled to severance pay in the form of continuation of your base salary and health insurance coverage for a period of six (6) months following such termination. If you are terminated without Cause or resign for Good Reason more than six (6) months from your Start Date, you will be entitled to severance pay in the form of continuation of your base salary and health insurance coverage for a period of nine (9) months following such termination.

If you are terminated without Cause or resign for Good Reason during the three (3) months preceding or within the twelve (12) months following a Change in Control (the “Change in Control Window”), you will be entitled to a lump sum severance payment equal to eighteen (18) months of base salary (payable within 10 days of the later of the termination or the Change in Control) plus a continuation of health insurance coverage for a period of eighteen (18) months following such termination. In addition, if your termination without Cause or your resignation for Good Reason occurs during the Change in Control Window, your RSUs and each other outstanding time-based equity award shall accelerate and vest in full as of the closing date of the Change in Control.

Additionally, if your termination without Cause or resignation for Good Reason occurs after the completion of a fiscal year and prior to the date the Board declares and pays your annual bonus for such completed fiscal year (whether prior to or during the Change in Control Window), you will receive a bonus payment equal to your target bonus for such completed fiscal year (prorated for any partial service during such completed fiscal year).

Notwithstanding anything to the contrary set forth herein, you will only be entitled to the severance benefits described above if (and only if) you duly execute and return to the Company no later than 60 days following the date of your separation from the Company (the “Release Deadline”), a separation agreement and release in the form prescribed by and acceptable to the Company (the “Release”), and permit the Release to become effective in accordance with its terms.

“Cause” for this purpose means your termination by the Company for any of the following reasons: (i) your continued or repeated failure or refusal (after prior written notice thereof from the Company’s Chief Executive Officer and your failure to cure the same (if curable) within ten (10) calendar days of such written notice) to substantially perform your duties; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct that causes harm to the Company; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest or guilty plea to, any felony under the laws of the United States or any State thereof, or to a misdemeanor involving an act of misappropriation, dishonesty, moral turpitude, or fraud; or (v) your material breach of any of your obligations under any Company policy, written agreement or covenant with the Company (including but not limited to this letter agreement and the Confidentiality Agreement).

“Good Reason” for this purpose means your resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without your prior written consent thereto: (i) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) the Company stops allowing you to work remotely and requires you to primarily work from a physical office other than your home office; (iii) a material reduction in your authority, duties or responsibilities; and (iv) a breach of a material provision of this letter agreement by the Company. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within sixty (60) days of the occurrence of a condition listed above and allow the Company thirty (30) days after your delivery of notice to the Company in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within ten (10) days of the end of the cure period.

A “Change in Control” of the Company means: (i) the date any non-affiliated “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Section 409A. It is intended that the payments and benefits set forth in this letter agreement satisfy, to the greatest extent possible, one or more exemptions from the application of Section 409A and any ambiguities herein will be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under this letter agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse tax consequences and any ambiguities herein will be interpreted accordingly. To the extent any payment or benefit under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of any payments will be delayed until the earliest of: (i) the date that is six months and one day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section

409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section will be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due will be paid as otherwise provided herein. No interest will be due on any amounts so deferred. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules will apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years will not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement will be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, or (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

Section 280G; Parachute Payments. (a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this letter agreement (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner that results in the greatest economic benefit for you. In applying this principle, the reduction will be made in a manner consistent with the requirements of Section 409A and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b) A firm engaged by the Company prior to the effective date of a Change of Control will perform the foregoing calculations. The Company will bear all reasonable expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

(c) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of subparagraph (a) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of subparagraph (a) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of subparagraph (a) above, you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). A list of acceptable documents will be included with your orientation materials.

Additionally, as a condition of employment, you will be required to execute the Company’s standard Employee Confidentiality and Invention Agreement. (the “Confidentiality Agreement”), a copy of which is attached with this letter agreement. Please note that the Company expects and requires all employees to honor any enforceable legal obligations they have with their former employers, including any obligations set forth in confidentiality, non-competition and non-solicitation agreements.

The Offer is also contingent upon successful completion of a routine background investigation and reference checks.

This letter agreement, together with the Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This letter agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. This offer remains valid through the close of business day on September 22, 2026. Please indicate your acceptance of the Offer by signing the enclosed copy of this letter and Confidentiality Agreement. We will send these documents to you via DocuSign for your electronic signature.

Julien, we look forward to having you on our team. We sincerely believe that Palisade Bio can provide you with the opportunity to achieve rewarding results for you and the Company, and we look forward to working with you.

Sincerely,

/s/ JD Finley

JD Finley

Chief Executive Officer

Palisade Bio, Inc.

The foregoing terms and conditions are accepted and agreed this ___9/18/26____________.

(Date Signed)

__/s/ Julien E. Capers____________________

Julien Capers